SOUTHWEST AIRLINES REPORTS AUGUST TRAFFIC

DALLAS, TEXAS – September 8, 2015 – Southwest Airlines Co. (NYSE: LUV) (the "Company") today reported its August and year-to-date preliminary traffic statistics. The Company flew 10.3 billion revenue passenger miles (RPMs) in August 2015, a 7.5 percent increase from 9.6 billion RPMs flown in August 2014. Available seat miles (ASMs) increased 7.6 percent to 12.1 billion in August 2015, compared with the August 2014 level of 11.3 billion. The August 2015 load factor was 85.4 percent, compared with 85.5 percent in August 2014. Based on results thus far in third quarter 2015 and current trends, the Company continues to estimate its third quarter 2015 operating revenue per ASM (RASM) will decrease approximately 1.0 percent, compared with third quarter 2014.

For the first eight months of 2015, the Company flew 78.6 billion RPMs, compared with 73.0 billion RPMs flown for the same period in 2014, an increase of 7.6 percent. Year-to-date ASMs increased 6.7 percent to a level of 94.0 billion, compared with 88.1 billion for the same period in 2014. The year-to-date load factor was 83.6 percent, compared with 82.9 percent for the same period in 2014.

This release, as well as past news releases about Southwest Airlines Co., is available online at Southwest.com.

Cautionary Statement Regarding Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Specific forward-looking statements include, without limitation, statements related to the Company’s financial outlook and projected results of operations. These statements involve risks, uncertainties, assumptions, and other factors that are difficult to predict and that could cause actual results to vary materially from those expressed in or indicated by them. Factors include, among others, (i) changes in demand for the Company's services and other changes in consumer behavior; (ii) the impact of economic conditions, fuel prices, actions of competitors (including without limitation pricing, scheduling, and capacity decisions and consolidation and alliance activities), and other factors beyond the Company’s control, on the Company's business decisions, plans, and strategies; (iii) changes in fuel prices; (iv) the Company’s ability to timely and effectively implement, transition, and maintain the necessary information technology systems and infrastructure to support its operations and initiatives; (v) the impact of governmental regulations and other governmental actions related to the Company's operations; and (vi) other factors, as described in the Company's filings with the Securities and Exchange Commission, including the detailed factors discussed under the heading "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

/more

Southwest Airlines Co.
Preliminary Comparative Traffic Statistics

AUGUST
	2015	2014	Change
Revenue passengers carried	10,095,376	9,442,224	6.9%
Enplaned passengers	12,600,993	11,890,205	6.0%
Revenue passenger miles (000s)	10,342,510	9,622,324	7.5%
Available seat miles (000s)	12,105,854	11,252,402	7.6%
Load factor	85.4%	85.5%	(0.1) pts.
Average length of haul	1,024	1,019	0.5%
Trips flown	108,817	106,663	2.0%

YEAR-TO-DATE
	2015	2014	Change
Revenue passengers carried	78,381,410	73,964,223	6.0%
Enplaned passengers	95,998,728	91,145,675	5.3%
Revenue passenger miles (000s)	78,564,952	73,000,233	7.6%
Available seat miles (000s)	94,000,207	88,082,240	6.7%
Load factor	83.6%	82.9%	0.7 pts.
Average length of haul	1,002	987	1.5%
Trips flown	846,713	846,743	—%

Investor Contact:
Southwest Airlines Investor Relations
214-792-4415

Media Contact:
Southwest Airlines Media Relations
214-792-4847
swamedia@wnco.com

***